 As filed with the Securities and Exchange Commission on November 25, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

  JUSHI HOLDINGS INC.
(Exact Name of Registrant as Specified in Its Charter)

British Columbia	98-1547061
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

301 Yamato Road, Suite 3250
Boca Raton, FL 33431
(516) 617-9100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jushi Holdings Inc. 2019 Equity Incentive Plan
(Full Title of the Plan)

  James Cacioppo
Chairman and Chief Executive Officer
Jushi Holdings Inc.
301 Yamato Road, Suite 3250
Boca Raton, FL 33431
(516) 617-9100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

 Copies to:

Tobi Lebowitz, Esq. Jushi Holdings Inc. 301 Yamato Road, Suite 3250 Boca Raton, FL 33431 (516) 617-9100	W. Stuart Ogg, Esq. Goodwin Procter LLP 601 Marshall Street Redwood City, CA 94063 (650) 752-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Subordinate Voting Shares pursuant to the Jushi Holdings Inc. 2019 Equity Incentive Plan (the “Plan”). The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents filed by the Registrant are incorporated by reference in this Registration Statement:
(a) The Prospectus dated August 12, 2022 relating to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-266287), filed with the Commission pursuant to Rule 424(b) under the Securities Act on August 15, 2022, which contains the audited financial statements of the Registrant for the latest fiscal year for which such statements have been filed;

(b) The restated unaudited condensed consolidated financial statements for the quarter ended March 31, 2022, included in the Prospectus Supplement No. 1 filed with the Commission pursuant to Rule 424(b) under the Securities Act on September 29, 2022;

(c) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 filed with the Commission on November 21, 2022;
(d) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 filed with the Commission on September 26, 2022;
(e) The Registrant’s Current Reports on Form 8-K, filed with the Commission on August 29, 2022, September 12, 2022, October 7, 2022 and November 15, 2022 (except for the information furnished under Items 2.02 or 7.01 and the exhibits thereto); and
(f) The description of the Registrant’s capital stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 000-56468), filed with the Commission on August 10, 2022, including any amendment or report filed with the Commission hereafter for the purpose of updating such description.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the dates of filing of those documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Under no circumstances will any information furnished under items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
The validity of the securities registered hereby is being passed upon for Jushi Holdings Inc. by Stikeman Elliott LLP.

Item 6.	Indemnification of Directors and Officers.

We are subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia). Under Section 160 of the Business Corporations Act (British Columbia), we may, subject to Section 163 of the Business Corporations Act (British Columbia):

(a)	indemnify an individual who:

(i)	is or was a director or officer of Jushi,

(ii)	is or was a director or officer of another corporation (A) at a time when such corporation is or was an affiliate of Jushi; or (B) at our request, or

(iii)	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties, defined below, to which the eligible party is or may be liable; and

(b)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

(i)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding,

(ii)	“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of,Jushi or an associated corporation (A) is or may be joined as a party, or (B) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding,

(iii)	“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding, and

(iv)	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the Business Corporations Act (British Columbia), and subject to Section 163 of the Business Corporations Act (British Columbia), we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Business Corporations Act (British Columbia), and subject to Section 163 of the Business Corporations Act (British Columbia), we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Business Corporations Act (British Columbia), the eligible party will repay the amounts advanced.

Under Section 163 of the Business Corporations Act (British Columbia), we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Business Corporations Act (British Columbia), as the case may be, if any of the following circumstances apply:

(a)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or Articles;

(b)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or Articles;

(c)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of Jushi or the associated corporation, as the case may be; or

(d)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party under Section 160(a) of the Business Corporations Act (British Columbia) against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the Business Corporations Act (British Columbia), as the case may be, in respect of the proceeding.

Under Section 164 of the Business Corporations Act (British Columbia), and despite any other provision of Part 5, Division 5 of the Business Corporations Act (British Columbia) and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Business Corporations Act (British Columbia), on application of our company or an eligible party, the court may do one or more of the following:

(a)	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b)	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by us;

(d)	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Business Corporations Act (British Columbia); or

(e)	make any other order the court considers appropriate.

Section 165 of the Business Corporations Act (British Columbia) provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Pursuant to Article 20 of our Articles relating to indemnification, subject to the Business Corporations Act (British Columbia), we must indemnify an individual, whom our Articles refer to as an “eligible party”, and such eligible party’s heirs and legal personal representatives, against all judgements, penalties or fines awarded or imposed in, or an amount paid in settlement of, a legal proceeding or investigative action, whether current, threatened, pending or completed, in which an eligible party or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of Jushi is or may be joined as a party, or is or may be liable in respect of a judgement, penalty or fine in, or expenses related to, the proceeding. Our Articles define the term “eligible party” to mean an individual who (i) is or was a director or officer of Jushi, (ii) is or was a director or officer of another corporation, (A) at a time when that other corporation is or was an affiliate of our company or, (B) at the request of Jushi, or (iii) at the request of Jushi, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity.

Accordingly, we enter into substantially similar indemnification agreements with each director and officer upon their election or appointment with the company. These agreements provide that we’ll indemnify these individuals to the maximum extent permitted by applicable law, including the Business Corporations Act (British Columbia), against liabilities they may incur in their capacity as a director and/or officer of the Jushi, provided they acted honest and in good faith with a view to the best interests of Jushi and had reasonable grounds believe that their conduct in such capacity was lawful.

Our Articles also permit Jushi to purchase and maintain insurance against any liability incurred by an individual (or his or her heirs or personal legal representatives) who (i) is or was a director, officer, employee or agent of our company, (ii) is or was a director, officer, employee or agent of another corporation at a time when the other corporation is or was an affiliate of Jushi, (iii) at the request of Jushi, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity, (iv) at the request of Jushi, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity, where such liability is or was incurred by such individual as such director, officer, employee or agent or person who holds or held such equivalent position.

We maintain policies of insurance under which coverage is provided to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and under which coverage is provided to us with respect to payments which we may make to such directors and officers pursuant to the above indemnification provisions or otherwise.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.

Exhibit number	Description

4.1	Articles of Jushi Holdings Inc., as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-266287)).

4.2	Subordinate Voting Shares Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-266287)).

5.1*	Opinion of Stikeman Elliott LLP.

23.1*	Consent of Marcum LLP.

23.2*	Consent of Stikeman Elliott LLP (included in Exhibit 5.1).

24.1*	Power of attorney (included on signature page of this Registration Statement).

99.1	Jushi Holdings Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.25 to the Registrant’s Registration Statement on Form S-1 (File No. 333-266287)).

107*	Filing Fee Table.

*	Filed herewith.

Item 9.	Undertakings.
(a) The undersigned Registrant hereby undertakes:
1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida, on November 25, 2022.

JUSHI HOLDINGS INC.

By:	/s/ James Cacioppo
Name: James Cacioppo
Title: Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Jushi Holdings Inc., hereby constitute and appoint James Cacioppo and Louis Jon Barack, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8 of Jushi Holdings Inc., and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ James Cacioppo	Chief Executive Officer and Chairman of the Board of Directors	November 25, 2022
James Cacioppo	(principal executive officer)

/s/ Louis Jonathan Barack	President and Interim Chief Financial Officer	November 25, 2022
Louis Jonathan Barack	(principal financial officer)

/s/ James Cabral	Chief Accounting Executive	November 25, 2022
James Cabral	(principal accounting officer)

/s/ Peter Adderton	Director	November 25, 2022
Peter Adderton

/s/ Benjamin Cross	Director	November 25, 2022
Benjamin Cross

/s/ Marina Hahn	Director	November 25, 2022
Marina Hahn

/s/ Stephen Monroe	Director	November 25, 2022
Stephen Monroe

/s/ Bill Wafford	Director	November 25, 2022
Bill Wafford